Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Gail Petersen

973-948-1307, gail.petersen@selective.com

Selective Appoints New Member to Board of Directors

Branchville, NJ – September 23, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI), announced today that John S. Scheid was elected to its Board of Directors. Mr. Scheid is an independent director and qualifies as a financial expert.

“We are very pleased that John will be joining Selective’s Board,” said Lead Independent Director Paul Bauer. “John has more than 35 years of experience in financial services, and specifically in the insurance sector, which will greatly benefit Selective,” continued Bauer. “His knowledge and experience will be valuable to the company.”

Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently as a senior partner primarily in the insurance and asset management industries. His prior positions at PricewaterhouseCoopers include global insurance assurance practice leader, chairman Americas insurance practice, US insurance practice leader, Midwest Region financial services leader and partner. In 2013, Mr. Scheid founded Scheid Group, LLC, a private finance, insurance and real estate investment vehicle.

Currently, Mr. Scheid serves as a member of the Board of Directors of Pine River Reinsurance Holding Ltd., a Bermuda reinsurer; on the Board of Governors for Junior Achievement Worldwide; on the Marquette University High School Foundation Investment Committee; and on the Board of Directors for Messmer Catholic Schools. He has also served on the University of Wisconsin, Milwaukee Foundation Board of Directors and the President’s Council of the Children’s Hospital of Wisconsin. He is a certified public accountant, chair of the Wisconsin Accounting Examining Board and a member of the American Institute of Certified Public Accountants.

“The strength of John’s financial experience and keen sense of the industry trends are extremely valuable to Selective as we manage the constantly changing cycle of the property/casualty industry,” said Chairman and Chief Executive Officer Gregory E. Murphy.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.